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Exhibit 99.5

745 Seventh Avenue New York, NY 10019 United States

April 17, 2020

CONSENT OF BARCLAYS CAPITAL INC.

        We hereby consent to (i) the inclusion of our opinion letter, dated March 1, 2020, to the Board of Directors of Mobile Mini, Inc. (the "Company"), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 filed by WillScot Corporation on April 17, 2020 (the "Registration Statement"), relating to the proposed business combination transaction between the Company and WillScot Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings "About This Joint Proxy Statement/Prospectus," "Summary—Opinions of Mobile Mini's Financial Advisors—Opinion of Barclays Capital Inc.," "Risk Factors—Risks Related to the Merger," "The Merger—Background of the Merger," "The Merger—Mobile Mini Board's Recommendation and Reasons for the Merger," "The Merger—Opinions of Mobile Mini's Financial Advisors—Opinion of Barclays Capital Inc.," and "The Merger—Certain Unaudited Prospective Financial Information."

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,
BARCLAYS CAPITAL INC.
By:	/s/ DANIEL F. GRABOS, JR.
Name: Dan Grabos Title: Managing Director

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  Exhibit 99.5
CONSENT OF BARCLAYS CAPITAL INC.